Exhibit 1.1

INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

dated as of March 17, 2015

by and between

CHRISTOPHER O’BRIEN

and

NUGENE BIOPHARMA, INC.

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INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, is made as of this March 17, 2015 by and among Chris O’Brien, an individual (“O’Brien”), and NuGene BioPharma, Inc., a California corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser is a wholly owned subsidiary of NuGene International, Inc., a public company whose shares are listed for trading on OTCQB under the “NUGN” trading symbol (“Parent”) that is engaged in the development, marketing, licensing, manufacturing, distribution and sale of cosmeceutical products for skin and hair rejuvenation developed from adult adipose stem cells and other biologically active ingredients (the “Products”), and acquiring, developing, maintaining and protecting certain intellectual property rights associated with its Products and services; and

WHEREAS, O’Brien developed, and owns all rights, title and interest in and to SkinGuardian, an FDA-approved (monographed) skin protectant, antiseptic, and moisturizing lotion including, including but not limited to (i) patent (Pub. No.: US 2009/0105195), (the “Patent”) (ii) the Trademark (Registration No.: 85082446); (iii) all formulae and derivatives; (iv) FSA work product, clinical trial data, etc.; (v) the Goodwill; and (vi) any and all other rights, title, and interest in and to the SkinGuardianTM product and any other items listed on Exhibit F attached hereto (collectively, the “Intellectual Property”) and Intellectual Property Rights as defined to Section 8 free and clear of any liabilities, claims, liens or encumbrances; and

WHEREAS, Purchaser desires to purchase from O’Brien, and O’Brien desire to sell to Purchaser, on the terms and conditions set forth herein (the “Acquisition”), all of O’Brien’s rights, title and interest in and to O’Brien’ Intellectual Property, including the tangible and intangible assets primarily used or associated with the Intellectual Property, all as more fully described below; and

WHEREAS, following the Closing, Purchaser and O’Brien anticipate that Purchaser will enter into a consulting agreement whereby O’Brien will provide consulting services to the Purchaser; and

WHEREAS, O’Brien and Purchaser have agreed that the acquisition consideration for SkinGuardian shall consist of 250,000 shares of common stock (the “Shares”), deemed to be restricted securities under the federal securities laws, of Parent; and

WHEREAS, to induce Purchaser to enter into this Agreement, O’Brien has agreed to lock up the Shares for a period of 18 months as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereto agree as follows:

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I.	PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Intellectual Property.

Upon the terms and conditions herein set forth, O’Brien hereby agrees to sell, convey, transfer, assign, grant and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from O’Brien at the Closing (as hereinafter defined) all of O’Brien’s right, title and interest in and to the Intellectual Property, free and clear of all liabilities, obligations, pledges, security interests, liens, defenses, contractual commitments, claims, setoffs, equities or other encumbrances or charges (collectively “Encumbrances”) other than as expressly set forth herein. The Intellectual Property include, without limitation, all of O’Brien’s right, title and interest in and to the intellectual property described in Section 8 below and on Exhibit F attached hereto.

1.2	No Assumption of Liabilities.

(a)       Except as expressly provided in this Agreement, Purchaser shall assume no liabilities or obligations relating to the Intellectual Property, including, without limitation, accounts payable, indebtedness, tax liabilities, employee obligations, sales commissions or other contractual liabilities, or any liabilities for any damages, penalties, fines or other claims whatsoever arising or resulting from any legal proceeding pertaining to the Products or otherwise relating to the operations of the Intellectual Property prior to the Closing. All such liabilities and obligations, fixed or contingent, known or unknown, are and shall remain the liabilities and obligations of O’Brien.

(b)       Anything contained in this Agreement notwithstanding, this Agreement shall not constitute an assignment or an attempted assignment of any contract, license, commitment, agreement or purchase or sale order or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or attempted assignment thereof.

II.	PAYMENTS

2.1	Consideration.

(a)         Subject to the terms and conditions of this Agreement in consideration for the sale, assignment, transfer and delivery of the Intellectual Property to Purchaser, Purchaser shall deliver or caused to be delivered to O’Brien 250,000 unregistered shares of common stock (the “Shares”) of the Parent as the purchase price (the “Purchase Price”). The Shares evidencing the Purchase Price are subject to the Lock Up Agreement attached hereto as Exhibit G (the “Lock Up Agreement”) pursuant to which O’Brien and any of his agents or assigns have agreed to not sell, transfer, hypothecate or dispose of the Shares for a period of 18 months following the Closing Date.

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III.	THE CLOSING

3.1	Time of Closing.

(a)         The closing of the purchase and sale of the Intellectual Property hereunder (the “Closing”) shall take place as soon as practicable following the termination of any applicable waiting period but in no event later than March 31, 2015 unless otherwise agreed to by the parties (the “Closing Date”), at such location as shall have been agreed to by the parties. The Closing shall be effective as of 11:59 p.m. Los Angeles Time on the Closing Date.

(b)         If all conditions precedent set forth in Sections 3.2 and 3.3 have not been satisfied or waived and the Closing shall not have occurred on or before the Closing Date, then either Purchaser or O’Brien may unilaterally cancel this Agreement, at any time thereafter prior to such satisfaction or waiver, by notice to the other, except that if the unsatisfied condition(s) is for the benefit of the party not giving said notice, then such party shall have the right, within ten days after its being served with said notice, to waive such unsatisfied condition(s) and proceed to effect Closing immediately. Notwithstanding the foregoing, or any other provision hereof, if causing the satisfaction of an unsatisfied condition precedent was the obligation of either party hereto, or if either party is in breach of any other representation, warranty or covenant hereunder, the other party may pursue its remedies at law or in equity regardless of either (i) cancellation of this Agreement (and, in this connection, the return of deposited funds and/or documents shall not in any way impair the rights of either party), or (ii) waiver of such condition precedent and proceeding to Closing notwithstanding such circumstance (any such waiver or proceeding to Closing being deemed to have been solely for the purpose of facilitating Closing and thereby mitigating the damages resulting from such breach of contract).

3.2	O’Brien’s Conditions to Closing.

O’Brien’s obligations to consummate the Acquisition hereunder shall be subject to satisfaction or waiver by O’Brien of the following conditions at or prior to the Closing:

(a)      Each of the representations and warranties of Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct to the extent required only as of such specific date or time.

(b)      Purchaser shall have performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to the Closing.

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3.3	Purchaser’s Conditions to Closing.

(a)      Purchaser’s obligations to consummate the Acquisition hereunder shall be subject to satisfaction or waiver by Purchaser of the following conditions at or prior to the Closing:

i)         O’Brien shall have delivered to Purchaser all items listed in Schedule 3.3(a)(i);

ii)        Each of the representations and warranties of O’Brien made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct to the extent required only as of such specific date or time;

iii)       O’Brien shall have performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by O’Brien prior to the Closing;

iv)       There shall have been no material adverse change in the Intellectual Property;

v)        Except as set forth in Schedule 3.3(a)(v), there is no Proceeding pending or threatened pertaining to the Intellectual Property, or to the Acquisition or its consummation, that shall have been instituted or threatened by any Governmental Body or Person;

vi)       The Trademark Assignment (the “Trademark Assignment”), Patent Assignment (the “Patent Assignment”) and Domain Name Assignment and assignment of any other documents pertaining to Intellectual Property (collectively, the “Assignment”), shall be executed and delivered by O’Brien to Purchaser on the Closing Date.

(b)      If (i) O’Brien shall not have been able to obtain any required government or third party consent or approval, (ii) any material representation or warranty of O’Brien shall prove to have been inaccurate or untrue in any material respect when first made or (iii) O’Brien shall not have performed, in any material respect, any of the material covenants contained in this Agreement, and in each case by Closing, then Purchaser shall be entitled, without limitation, (A) not to consummate, pursuant to Section 3.1, the Acquisition, or (B) to consummate the Acquisition if Purchaser, in its sole discretion, is willing to consummate the Acquisition on such basis.

3.4	Failure to Close.

If Closing has not occurred in accordance with the terms and conditions of this Agreement, then this Agreement shall automatically terminate without any further action required, and the parties shall have no further liability hereunder.

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3.5	Costs.

The buyer agrees to pay seller $5000.00 to assist seller with expenses related to this acquisition within 30 days of completion.

3.6	Delivery of Documents.

As soon as reasonably possible following execution hereof, if O’Brien has not already done so, O’Brien shall deliver to Purchaser for Purchaser’s approval as to form and content, originals or legible copies of the following, to the extent that they exist and are either in O’Brien’s” possession or may reasonably be obtained by O’Brien’s (and, if any of the following are discovered by and/or prepared by or on behalf of O’Brien after the date hereof but prior to Closing, each such item shall be delivered to Purchaser immediately):

(a)      All documents evidencing rights of use relating to the Intellectual Property and Intellectual Property Rights;

(b)      All documents identified in Section 8.2(b) below; and

(c)      All items described in the attached Schedule 3.3(a)(i) if and to the extent not otherwise already described in this Section 3.6.

3.7	Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)      by the mutual written consent of Purchaser and O’Brien; or

(b)      by either Purchaser or O’Brien if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(c)      by Purchaser, if any of the conditions specified in Section 3.3 have not been met or waived prior to such time as such condition can no longer be satisfied; or

(d)      by O’Brien if any of the conditions specified in Section 3.2 shall not have been met or waived prior to such time as such condition can no longer be satisfied.

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3.8	Effect of Termination.

If this Agreement is validly terminated, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, except with respect to the obligations of confidentiality set forth in Section 6.3 below.

IV.	REPRESENTATIONS AND WARRANTIES OF O’BRIEN

O’Brien hereby make the following representations and warranties, each of which is complete and correct on and as of the date hereof:

4.1	Powers; Execution.

O’Brien has all requisite corporate power and authority to own, operate and transfer the Intellectual Property, and to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and any of the other instruments of transfer, conveyance and assignment delivered by O’Brien to Purchaser hereunder have been duly and validly authorized by all necessary corporate or other action on the part of O’Brien. This Agreement and such instruments are the valid and binding obligations of O’Brien, enforceable against O’Brien in accordance with their respective terms.

4.2	Breach of Statute or Contract.

Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which O’Brien is a party or by which O’Brien is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any Encumbrance upon or give to others any interest or rights in or with respect to any of the Intellectual Property. Neither the execution and delivery of this Agreement by O’Brien nor compliance by O’Brien with the terms and provisions of this Agreement will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to the Intellectual Property, which violation will create any liability to Purchaser or interfere with Purchaser’s possession and use of the Intellectual Property.

4.3	No Claims or Litigation.

Other than as set forth on Schedule 3.3(a)(v), there is no pending litigation, judicial, administrative or arbitral action, proceeding, governmental investigation or claim (collectively “Litigation”) involving O’Brien that questions the validity of this Agreement, or any action taken, or to be taken, by O’Brien in connection with this Agreement or that relates to the Intellectual Property. There is no Litigation threatened that questions the validity of this Agreement, or any action taken, or to be taken, by O’Brien in connection with this Agreement or that relates to the Intellectual Property. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against O’Brien or by which O’Brien is bound which relates to the Intellectual Property.

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4.4	Title to the Intellectual Property.

O’Brien is the unconditional owners of, and has good and sole marketable title to, the Intellectual Property, and this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in Purchaser such title free and clear of all Encumbrances.

4.5	No Barter Receivables or Obligations.

O’Brien has not entered into and is not liable for any barter obligations with respect to the Intellectual Property.

4.6	Consents.

Except as set forth on Schedule 4.6, no approvals or consents of any governmental or regulatory body or other third party authorizations, consents, approvals, filings or notices are required with respect to the transactions contemplated by this Agreement, including, without limitation, the transfer to Purchaser of the Intellectual Property and Intellectual Property Rights.

4.7	Intellectual Property.

O’Brien is the exclusive owner of the Intellectual Property and Intellectual Property Rights being purchased and O’Brien has no obligation to pay any royalty, license fee, commissions or other amount howsoever characterized, or to obtain any third-party clearances or consents in respect of the same.

4.8	Promotion.

O’Brien has heretofore delivered to Purchaser copies of all promotional materials used in connection with any of the Intellectual Property. All statements contained in such promotional materials, including without limitation those statements regarding the number and profile of attendees, are complete and correct.

4.9	Employees and Agents of O’Brien.

O’Brien does not currently have in effect any agreements with independent contractors regarding the creation, use or modification of any of the Intellectual Property, or otherwise impacting on the ownership of the same, nor as representatives of any nature. Purchaser shall not be expected or obligated to offer any employment to any of the current employees and O’Brien warrants that he shall continue to assume full liability in respect of his or of his affiliated company employees.

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4.10	Reliance.

The foregoing representations and warranties are made by O’Brien with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into this Agreement, and the same shall not be affected in any respect whatsoever by any due diligence investigation conducted by Purchaser in contemplation of this Agreement of otherwise.

4.11	Insurance.

Schedule 4.11 sets forth a list of any professional indemnity, general liability insurance, business interruption insurance and employee practices insurance maintained by O’Brien in connection with the Intellectual Property. Coverage of the Intellectual Property under O’Brien insurance policies will cease as of the Closing.

4.12	Tax Liens.

As of the date hereof, there are no tax liens on any of the Intellectual Property, and there is no basis for the assertion of any such tax liens.

4.13	Sufficiency of Intellectual Property.

The Intellectual Property comprise all of the properties and rights necessary for the continued operation of the Intellectual Property.

4.14	Purchase Price.

O’Brien acknowledges that the Shares evidencing the Purchase Price are restricted securities within the meaning of the federal securities laws and may not be sold without proper registration or pursuant to an exemption from such registration. O’Brien further acknowledges that currently there is no active market for the Shares and none may ever develop, the Shares are highly speculative and may result in a complete loss. O’Brien represents to Purchaser that he is an “accredited investor” within the meaning of the federal securities laws and that together with his financial advisors has had access to and opportunities to inquire about all financial information and other operational information, including risk factors, relating to Parent and to Purchaser, including but not limited to the filings made by the Parent with the United States Securities Commission.

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V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties, each of which is complete and correct on and as of the date hereof, to O’Brien:

5.1	Incorporation.

NuGene BioPharma, Inc. is a corporation duly organized, validly incorporated and existing under the laws of the State of California.

5.2	Powers; Execution.

Purchaser has all requisite corporate power and authority to own and operate the Intellectual Property, to assume the liabilities being assumed by Purchaser hereunder, and to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

53	Breach of Statute or Contract.

Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which Purchaser is a party or by which Purchaser is or may be bound or constitute a default thereunder, or violate any law, or any statute or regulation which relates to the performance by Purchaser of its obligations hereunder.

5.4	No Claims or Litigation.

There are no pending Proceedings involving Purchaser that questions the validity of this Agreement, or any action taken, or to be taken, by Purchaser in connection with this Agreement. To the best of Purchaser’s knowledge, there is no Litigation threatened that questions the validity of this Agreement, or any action taken, or to be taken, by Purchaser in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Purchaser or by which Purchaser is bound which relates to the Intellectual Property.

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VI.	FURTHER COVENANTS

6.1	Right of First Refusal.

Before O’Brien may sell the Shares to a third party, O’Brien shall first offer the Shares to Purchaser on the same terms and conditions as are offered by the third party. Purchaser shall have 30 days during which to accept said offer and deliver or caused to be delivered a purchase price for the Shares. If Purchaser does not accept said offer within said period, O’Brien shall be free to accept the third-party offer. If O’Brien do not enter into an agreement with the third party on said terms and conditions and close the transaction within 90 days, O’Brien’ right to sell the Shares to the third party shall expire and the procedure described in this Section 6.1 shall again be applicable.”

6.2	Public Announcement.

O’Brien agrees that he will not issue any press release or making any public statement through the Closing Date with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or listing agreement with any securities exchange, shall not issue any press release or make any such public statement unless the timing and text of such release or statement has been approved in writing by Purchaser.

6.3	Further Assurances.

O’Brien shall, at the request and expense of Purchaser but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested to consummate the transactions contemplated by this Agreement.

6.4	Confidential Information.

O’Brien will not use or disclose to any Person any trade secrets or confidential or proprietary documents, processes, plans marketing information, strategic plans or financial information relating to the Intellectual Property, but excluding information which (i) was or is in the public domain through no fault of O’Brien; (ii) becomes information generally available to the public through an act or failure to act by Purchaser; (iii) is disclosed to O’Brien after the Closing by a third party who has a right to do so; or (iv) is required to be disclosed by law or court order, provided Purchaser is promptly advised of the same by O’Brien and given the opportunity to oppose any such disclosure or seek a protective order regarding such confidential information and restricting any such disclosure of the same.

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VII.	O’BRIEN’S CONDUCT OF INTELLECTUAL PROPERTY PENDING CLOSING

7.1	Conduct of Business.

O’Brien covenants and agrees with Purchaser that between the date of this Agreement and the Closing Date:

(a)      O’Brien will maintain insurance on the Intellectual Property as heretofore in effect;

(b)      Without Purchaser’s prior written approval, no material contract, license or commitment related to the Intellectual Property will be entered into by or on behalf of O’Brien;

(c)      O’Brien will use commercially reasonable efforts to preserve intact the Intellectual Property and the existing relationships and goodwill of the Intellectual Property with its vendors, customers, and other third parties involved in the sale and distribution of the Products;

(d)      O’Brien will not create nor permit to become effective any Encumbrance on any of the Intellectual Property;

(e)      O’Brien will promptly advise Purchaser of the commencement or threat against O’Brien of any Litigation relating to or affecting the Intellectual Property or the transaction contemplated by this Agreement; and

(f)      O’Brien will not, directly or indirectly, solicit, review, discuss, negotiate or otherwise consider any inquiry or proposal relating to the sale of the Intellectual Property, and will promptly inform Purchaser of any inquiry or proposal and will provide Purchaser with all related documentation.

VIII.	INTELLECTUAL PROPERTY RIGHTS

8.1	Definitions.

(a)      “Intellectual Property Rights” shall mean the Patent Rights, the Trademarks, the Trademark Rights and the Copyright Rights, as defined herein.

(b)      “Patent Rights” shall mean all rights in that United States patent application that is owned by O’Brien, and any divisions, continuations, continuations-in-part or reissues thereof, and any and all foreign patents and patent applications derived therefrom. The Patent Rights are set forth in Schedule 8.1(b), attached hereto and incorporated herein by reference.

(c)      “Trademark Rights” shall mean those rights provided by U.S. or foreign trademark laws concerning the Trademarks, including for product configurations and trade dress, together with the goodwill of the business symbolized by said marks, and the registrations thereof and applications therefor, and all rights to damages and profits, due or accrued, arising out of past infringements of said Trademarks, and the right to sue for and recover the same.

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(d)      “Trademarks” shall mean those trademarks and services marks, including logos, the name, signature and likeness of SkinGuardianTM, domain names, product configurations, and trade dress, used exclusively or primarily in connection with the Intellectual Property as presently conducted, and/or material to the Intellectual Property, whether or not registered, including without limitation those United States and foreign trademark registrations and applications thereof, together with the goodwill of the business symbolized thereby along with the portion of the business associated therewith. To the best of O’Brien’s knowledge, Schedule 8.1(d) is a list of all trademarks, service marks, designations, domain names and logos and all registrations issued therefor, and pending applications for registration filed therefor, throughout the world, and all service marks and trade names that are either (i) used exclusively or primarily in connection with the Intellectual Property as presently conducted, and/or (ii) material to the Intellectual Property. O’Brien has not granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in or to any of the Trademarks to any other Person, and to best of O’Brien’s knowledge no other Person or entity has any right to use, license, sublicense or operate under any of the Trademarks. Schedule 8.1(d) sets forth a complete and correct list of all trademark registrations and applications for trademark registrations of the Trademarks, together with dates of registration and the expiration and renewal dates of such trademark registrations, and is attached hereto and incorporated herein by reference. Except as set forth in Schedule 3.3(a)(v), none of the Trademarks are subject to any pending or threatened challenge or reversion, and the consummation of the transactions contemplated by this Agreement will not create any right of termination, cancellation or reversion with respect thereto anywhere in the world. There is not currently nor has there ever been any infringement by others of any of the Trademarks, except as set forth in Schedule 3.3(a)(v). Except as set forth in Schedule 3.3(a)(v), O’Brien has not received any notice that the use of the Trademarks in connection with the Products and/or the operation of the Intellectual Property infringes any proprietary right, trademark, trade name or service mark of any other party, nor has there been any infringement by O’Brien of any proprietary right, trademark, trade name or service mark of any other party, nor any allegation thereof.

(e)      “Copyright Rights” shall mean all rights in original works of authorship including software and HTML code, protected under U.S. or foreign copyright law, whether or not registered in the respective copyright offices, that are owned or controlled by, or licensed to, O’Brien and that are necessary for or otherwise used in connection with the Intellectual Property, including, without limitation, sales solicitation materials, packaging and packaging inserts, labels, instructions, advertisements, brochures, promotional materials, labels, direct mail materials, and all work in process related thereto, and all copyright applications and registrations therefor, including all work in process with respect to the Intellectual Property. The Copyright Rights are set forth in Schedule 8.1(e), attached hereto and incorporated herein by reference.

8.2	Assignment of Intellectual Property Rights.

(a)      O’Brien hereby assigns and transfers to Purchaser all of his respective rights, title and interest in and to the Patent Rights, the Copyright Rights and the Trademarks and Trademark Rights, to the extent of his rights therein.

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(b)      To facilitate the assignments, O’Brien shall:

i)         provide to Purchaser at the Closing or, as the parties may agree in writing with respect to certain documents, as soon as practicable after the Closing, the executed Trademark Assignment, Copyright Assignment, Patent Assignment and Domain Name Assignment documents, set forth in Exhibits A, B, C, D and E respectively; and the original documents of all written records in the possession of O’Brien relating thereto, including the URL and domain name, if available, and the content associated therewith (in printed and electronic format), product specifications, recipes, formulations, processes, procedures, instructions, pending or current registrations and applications, and all data relating thereto;

ii)        provide to Purchaser at the Closing or, as the parties may agree in writing with respect to certain documents, as soon as practicable after the Closing, original documents of the prosecution files and internal records and files relating to the Patent Rights and the Trademark Rights;

iii)      provide to Purchaser at the Closing or, as the parties may agree in writing with respect to certain documents, as soon as practicable after the Closing, the original certificates of registration for the Trademark Rights; and

iv)        upon Purchaser’s reasonable written request after the Closing Date, execute assignments or other documents prepared by Purchaser that are necessary for evidencing, confirming, perfecting or recording the assignment to Purchaser of the Intellectual Property Rights as provided in this Agreement, including those necessary to transfer ownership of the www.beautybytova.com domain name and all domain name variations thereof.

8.3	Intellectual Property Representations and Warranties.

Except as set forth in Schedule 8.3:

(a)      O’Brien possesses those Intellectual Property Rights used in or otherwise necessary for the lawful possession of the Intellectual Rights. No consent or other approval is required for the valid transfer of the Intellectual Property in accordance herewith. O’Brien will transfer to Purchaser at the Closing good and marketable title to all Intellectual Property Rights, free and clear from all Liens or rights of others.

(b)      The Trademark Rights and the Patent Rights are valid and in full force and effect and consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims that remain outstanding and currently pending have been asserted against O’Brien by any Person challenging the use or transfer of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized in the Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including the Third Person Licenses); there is no valid basis for any claim of the type specified in the immediately preceding sentence that would be reasonably likely in any material way to interfere with this Agreement and transactions contemplated under it relating to the development, manufacture, sale or distribution of any of the Intellectual Property. None of the Intellectual Property nor the use of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes used by O’Brien infringes on the rights of, or constitutes misappropriation of, or in any way involves unfair competition with respect to, any patent, trade secret, copyright, trademark, or trade name.

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(c)      No employee of O’Brien is in violation of any term included in any employment contract, patent disclosure agreement or any other contract, agreement, arrangement or understanding that relates to Intellectual Property Rights.

(d)      The Schedules incorporated in this Article VIII are accurate and complete listings of the information contained therein.

(e)      No third Person is infringing any of the Intellectual Property Rights.

8.4	No Contesting or Impairment of Rights by O’Brien.

O’Brien acknowledges that the Trademarks may have acquired a valuable secondary meaning and goodwill with the public. Except as may be otherwise specified in this Agreement, O’Brien shall not after the Closing Date use the Trademarks or any mark or name confusingly similar thereto as part of its company name or as part of the name of any company or corporate name of any corporation which he controls or with which he is affiliated, nor for a trademark or service mark for any cosmetic or other personal health or beauty product or service. O’Brien will not attack Purchaser’s right or title in and to the Trademarks and hereby acknowledges Purchaser’s ownership of the Trademarks. O’Brien will not contest or impair, directly or indirectly, Purchaser’s ownership of the Trademarks anywhere; nor will O’Brien assist others to contest or impair the same.

8.5	Protection of Confidential Information.

O’Brien hereby agree on behalf of themselves and each of their respective officers, directors and employees, to safeguard against disclosure to third Persons all confidential information included in the Intellectual Property Rights by using reasonable secrecy measures and not less than the same degree of care as for their own similarly proprietary information. In the event of a breach or threatened breach by O’Brien of any provision of this Section 8.6, the parties agree and acknowledge that Purchaser will be entitled to an injunction restraining O’Brien and/or SG LLC from any use or disclosure, or threatened use or disclosure, in whole or in part, of such confidential information. Nothing herein will be construed as prohibiting Purchaser from pursuing any other remedies in law or in equity for such breach or threatened breach, including the recovery of damages.

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IX.	INDEMNITIES

9.1	Survival of Representations and Warranties.

All of the representations and warranties made by O’Brien and by Purchaser in this Agreement shall survive the Closing for a period of sixty (60) months, at which point such representations and warranties (and the respective indemnification obligations in respect thereof) shall terminate, except as to claims for which notice has been received by the indemnifying party prior to such date. Notwithstanding the foregoing, the representations and warranties of O’Brien contained in Section 4.9 shall survive the Closing until expiration of the applicable statute of limitations and the representations and warranties of O’Brien contained in Sections 4.5 and 4.8 shall survive indefinitely.

9.2	General Indemnification by O’Brien.

O’Brien agrees to protect, defend, indemnify and hold harmless Purchaser and its successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses (including, without limitation, reasonable attorney’s fees) resulting from (a) any misrepresentation, breach of any warranty or nonfulfillment of any agreement on the part of O’Brien contained in this Agreement, and/or (b) any liabilities pertaining to the Intellectual Property in existence as of the Closing Date.

9.3	Right to Cure.

Either Purchaser or O’Brien, as applicable, shall give written notice to the other (as such, the “Defaulting Party”) of any alleged breach of any warranty or nonfulfillment of any provision of this Agreement and the Defaulting Party shall have the right to cure any alleged breach to the reasonable satisfaction of the other party for a period of thirty (30) days or, in the case of a breach that cannot be reasonably cured within such 30-day period, within a period deemed reasonably sufficient by the other party, in its reasonable discretion, to effect such cure, prior to the Defaulting Party having been deemed in breach of this Agreement.

9.4	Notification of Claims.

O’Brien and Purchaser shall, in a timely manner, provide each other with notice of all third party actions, suits, proceedings, claims, demands or assessments subject to the indemnification provisions of this Article IX (collectively, “Third Party Claims”) brought at any time following the date hereof, and shall otherwise make available all relevant information material to the defense of any Third Party Claims against it. The indemnifying party shall have the right to control the defense of such Third Party Claims with the counsel of its choice. The indemnified party shall have the right to elect to join in the defense of any such Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

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9.5	Nonexclusivity of Indemnification Remedies

The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any party of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise. In addition to any rights of setoff or other right or remedy that Purchaser may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, rule or other legal requirement, at common law in equity, or otherwise), Purchaser shall have the right to withhold an deduct any sum that may be owed to Purchaser under this Section 9 from any amount otherwise payable to the O’Brien.

X.	GENERAL

10.1	Waiver.

Any failure of any party hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by any party preclude any other or future exercise of that right or any other right hereunder by that party.

10.2	Notices.

All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, overnight mail, registered mail, or certified mail, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 10.2:

If to O’Brien:	CHRISTOPHER O’BRIEN
420 South San Pedro Street
Los Angeles, California 90013
Telephone 213.924.8889
Fax: 213.927.3654

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with a copy (not constituting notice) to:	[To be provided]

If to Purchaser, to:	NUGENE BIOPHARMA, INC.
720 Paularino Avenue, Suite 200
Costa Mesa, California 92626
Attention: [M. Saeed Kharazmi, President]

with a copy (not constituting notice) to:	Jill Reza
720 Paularino Avenue, Suite 200
Costa Mesa, California 92626

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed. Nothing contained in this Section 10.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including but not limited to litigation arising out of or in connection with this Agreement), which services shall be effected as required by applicable law.

10.3	No Third Party Beneficiaries.

Neither this Agreement nor any provision hereof shall create any right in favor of or impose any obligation upon any Person or entity other than Purchaser, O’Brien and their respective successors and assigns.

10.4	Captions and Paragraph Headings.

Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

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10.5	Entire Agreement.

The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between parties relating to the subject matter hereof, unless expressly referred to by reference herein or therein. This Agreement may be amended or modified only by an instrument signed by the parties or their duly authorized agents. The parties make no representations or warranties not expressly set forth in this Agreement. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

10.6	Counterparts.

This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.7	Assignability.

Neither party hereto may assign this Agreement without the prior written consent of the other. Notwithstanding the foregoing, (a) Purchaser may assign this Agreement to any other wholly-owned direct or indirect subsidiary of its ultimate parent company or any entity into which or with which such company shall be merged or joined, as applicable, and (b) Purchaser may assign its rights hereunder to any subsequent bona fide purchaser of the Intellectual Property. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void.

10.8	Successors and Assigns.

This Agreement and the provisions thereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

10.9	Governing Law.

The parties have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws of the State of California. Any legal action or proceeding with respect to this Agreement or any matter related thereto will be brought exclusively in the courts of the State of California with venue in Orange County or in the courts of the United States of America for the District of California with venue in Orange County. By execution and delivery of this Agreement, both parties hereby accept for themselves and in respect of their respective property, generally and unconditionally, the jurisdiction of the aforesaid courts and irrevocably waive any objection which such party may now or hereafter have to such jurisdiction.

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10.10	Severability.

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

XI.	DEFINITIONS

11.1	Acquisition shall have the meaning set forth in the Recitals hereto.

11.2	Closing shall have the meaning specified in Section 3.1 of the Agreement.

11.3	Closing Date shall mean the date on which the Closing shall occur.

11.4	Copyright Rights shall have the meaning set forth in Section 8.1(e) of the Agreement.

11.5	Defaulting Party shall have the meaning set forth in Section 9.4 of the Agreement.

11.6	Devices shall have the meaning set forth in Section 8.4 of the Agreement.

11.7	Encumbrances shall have the meaning set forth in Section 1.1 of the Agreement.

11.8	Excluded Assets shall have the meaning set forth in Section 1.2 of the Agreement.

11.9	Governmental Body shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

11.10	Intellectual Property Rights shall have the meaning set forth in Section 8.1(a) of the Agreement.

11.11	Litigation shall have the meaning set forth in Section 4.3 of the Agreement.

11.12	Patent shall have the meaning set forth in the Recitals hereto.

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11.13	Patent Rights shall have the meaning set forth in Section 8.1(b) of the Agreement.

11.14	Person shall mean any individual, Governmental Body, any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

11.15	Proceeding shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought, conducted or heard by or before, or that otherwise involves, any Governmental Body, judge, arbitrator or arbitration panel.

11.16	Products shall have the meaning set forth in the Recitals hereto.

11.17	Purchase Price shall have the meaning set forth in Section 2.1 of the Agreement.

11.18	Purchaser shall have the meaning set forth in the Recitals hereto.

11.19	Third Party Claims shall have the meaning set forth in Section 9.4 of the Agreement.

11.20	Trademarks shall have the meaning set forth in Section 8.1(d) of the Agreement.

11.21	Trademark Rights shall have the meaning set forth in Section 8.1(c) of the Agreement.

11.22	Transaction Costs shall mean all fees, costs and expenses (including all legal, auditing, accounting and investment banking expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any party hereto in connection with the Acquisition, including: (a) the negotiation, preparation and review of any letter of intent or similar document relating to the Acquisition; (b) the investigation and review conducted by the Purchaser and its representatives with respect to the Intellectual Property; (c) the negotiation, preparation and review of this Agreement (including all schedules and exhibits), and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Acquisition; (d) the preparation and submission of any filing or notice required to be made or given in connection with any aspect of the Acquisition, and the obtaining of any Consent required to be obtained in connection with any aspect of the Acquisition; and (e) the consummation and performance of the Acquisition.

REMAINDER OF PAGE INTENTIONALLY BLANK

21

IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.

NUGEN BIOPHARMA, INC.

By:	/s/ M. Saeed Kharazmi
Name: M. Saeed Kharazmi
Title:

CHRISTOPHER O’BRIEN PharmD.

/s/ CHRISTOPHER O’BRIEN

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SCHEDULES

3.3(a)(i)	Seller Items to be Delivered to Purchaser on or Before Closing

3.3(a)(v)	Pending Claims or Litigation

4.6	Consents

4.11	Insurance

8.1(b)	Patent Rights

8.1(d)	Trademarks

8.1(e)	Copyright Rights

1

Schedule 3.3(a)(i)

Seller Items to be Delivered to Purchaser On or Before Closing

Those additional documents and instruments as Purchaser may reasonably request to effectuate or confirm the transactions contemplated by this Agreement

None

Schedule 3.3(a)(v)

Pending Claims or Litigation

None

Schedule 4.6

Consents

None

Schedule 4.11

Insurance

Not applicable

Schedule 8.1(b)

Patent Rights Inclusive of Patent Applications

Title	Publication No.	Date Filed	Inventor
Composition Comprising Microbicidal Active Intgredients	Pub. No.: US 2009/0105195	October 16, 2008	Chris O’Brien, Sacramento, CA

Schedule 8.1(d)

Trademarks

U.S. REGISTRATIONS AND PENDING APPLICATIONS

Mark	Serial No.	Date Filed	Reg. No.	Registration Date	Actions Due
SKINGUARDIAN	85082446	July 12, 2010	3925388	March 1, 2011

Schedule 8.1(e)

Copyright Rights

None

EXHIBIT A

ASSIGNMENT OF TRADEMARKS

WHEREAS, Chris O'Brien. (“Assignor”), has used and is using in his business various trademarks (hereinafter the “Marks”), including, inter alia, those trademarks for which applications have been filed and/or registrations obtained in the United States and abroad, as more fully set forth in Schedule 8.1 (d) attached hereto; and

WHEREAS, NUGENE BIOPHARMA, INC. (“Assignee”), a California corporation, is desirous of acquiring all right, title and interest in and to the said Marks, together with the goodwill of the business symbolized by the Marks and the registrations thereof and applications therefor;

WHEREAS, it is desired that the assignment of said Marks, and registrations and applications therefore, be made of record in the United States Patent and Trademark Office, and other appropriate Patent and Trademark Offices.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Assignor hereby assigns to Assignee all right, title and interest in and to the Marks, together with the goodwill of the business symbolized by the Marks, and the registrations thereof and applications therefor, along with all rights to damages and profits, due or accrued, arising out of past infringements of said Marks, and the right to sue for and recover the same, with delivery and transfer pursuant to this assignment to occur at Assignee’s office in Costa Mesa, California.

CHRISTOPHER O’BRIEN, an individual

/s/ Christopher O’Brien

Date: 3/17/15

Acknowledgement by Assignee of receipt of Marks .

NUGENE BIOPHARMA, INC.

By:__/s/ M. Ali Kharazmi_____________

Title:__Chief Executive Officer___________

Date:___3/17/15_______________________

 EXHIBIT B

ASSIGNMENT OF INTENT-TO-USE U.S. TRADEMARK APPLICATIONS

WHEREAS, Chris O’Brien (“Assignor”), has used and is using, and/or is intending to use, in its business the following trademarks set forth in Schedule 8.1 (d) attached hereto (hereinafter the “Marks”); and

WHEREAS, NUGENE BIOPHARMA, INC. (“Assignee”), a California corporation, is desirous of acquiring all right, title and interest in and to the said Marks, together with the goodwill of the business symbolized by the Marks and the registrations thereof and applications therefor, along with that portion of the business to which the Marks pertain; and

WHEREAS, it is desired that the assignment of said Marks, and the applications therefor and any registrations arising therefrom, be made of record in the United States Patent and Trademark Office.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Assignor hereby assigns to Assignee all right, title and interest in and to the Marks, together with the goodwill of the business symbolized by the Marks, and the registrations thereof and applications therefor, along with that portion of the business to which the Marks pertain, and all rights to damages and profits, due or accrued, arising out of past infringements of said Marks, and the right to sue for and recover the same, with delivery and transfer pursuant to this assignment to occur at Assignee’s office in Costa Mesa, California.

Christopher O’Brien

By: /s/ Christopher O’Brien

Printed Name: Christopher O’Brien

Title:

Date: 3/17/15

Acknowledgement by Assignee of receipt of Marks .

NUGENE BIOPHARMA, INC.

By:___/s/ M. Ali Kharazmi _____

Title:____Chief Executive Officer _____

Date:_____3/17/15 _________________

EXHIBIT C

COPYRIGHT ASSIGNMENT

Not applicable

EXHIBIT D

PATENT ASSIGNMENT

WHEREAS Chris O'Brien (“O'Brien”), listed in the attached Schedule 8.1 (b) (the “Provisionals”) and the invention(s) disclosed therein;

WHEREAS, Christopher O’Brien (“O’Brien”), an individual residing at 420 South Pedro Street, Los Angeles, CA 90013 is the inventor and the owner, of the entire right, title and interest in the provisional U.S. patent applications of the inventions disclosed in the Provisionals, and is the owner of the entire right, title and interest in the non-provisional U.S. patent application listed in Schedule A.

WHEREAS, NUGENE BIOPHARMA, INC. (“Assignee”), a California corporation, desires to obtain the entire right, title and interest in and to said Provisionals and said non-provisional U.S. patent application and the invention(s) disclosed therein from O’Brien (also referred to as “Assignor”);

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor hereby sells, assigns and transfers unto Assignee their entire right, title and interest in and to said U.S. patent application and the invention(s) disclosed therein, and any continuation, divisional, renewal or substitution thereof, and all Letters Patent of the United States of America which may be granted thereon and all reissues and extensions thereof, and all applications for Letters Patent which may be filed for said invention(s), in any country or countries foreign to the United States of America, including all rights of priority, all rights to publish cautionary notices reserving ownership of said invention(s), all rights to register said invention(s) in appropriate registries, and all Letters Patent which may be granted for said invention(s) in any country or countries foreign to the United States of America, and all extensions, renewals and reissues thereof, and Assignor hereby authorizes and requests the Commissioner for Patents and Trademarks of the United States of America, and any official of any country or countries foreign to the United States of America, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said invention(s) to said NUGENE BIOPHARMA, INC., its successors, legal representatives, and assigns, in accordance with the terms of this Assignment, with delivery and transfer pursuant to this assignment to occur at Assignee’s office in Costa Mesa, California.

Assignor hereby covenants and agrees that he will communicate to Assignee, its successors, legal representatives and assigns, any fact(s) known to Assignor and/or its employees, consultants, or the named inventors, respecting the invention(s) described and/or claimed in the aforementioned patents and patent applications, and testify in any legal proceeding, sign all lawful papers, execute all divisionals, renewals, substitutions, continuations, and reissue applications, make all rightful declarations and/or oaths and generally do everything reasonably possible to aid Assignee, its successors, legal representatives, and assigns, to obtain, maintain and enforce proper patent protection for said invention(s) in all countries.

CHRISTOPHER O’BRIEN, an individual

/s/ Christopher O’Brien

Date: 3/17/15

Acknowledgement by Assignee of receipt of U.S. patent applications and invention(s) disclosed therein.

NUGENE BIOPHARMA, INC.

By:____/s/ M. Ali Kharazmi

Title:__Chief Executive Officer _____

Date:____3/17/15 ____________

EXHIBIT F

INTELLECTUAL PROPERTY

None other than as listed in the Asset Purchase Agreement.

EXHIBIT G

LOCK UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of the closing of the Asset Purchase Agreement (as defined below), by and between NuGene International, Inc., a Nevada corporation (the “Company”), and Chris O’Brien ("Shareholder" (for all purposes hereof, “Shareholder” includes any “affiliate, controlling person of Shareholder, agent, representative or other person with whom Shareholder is acting in concert with), with respect to the following matters:

RECITALS

WHEREAS, NuGene BioPharma, Inc., a California corporation that is a wholly owned subsidiary of the Company ("NuGene BioPharma") proposes to enter into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between the Company and the Shareholder attached hereto as Exhibit A, pursuant to which NuGene BioPharma will purchase, acquire, and accept from the Shareholder, the Purchased Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, the NuGene BioPharma is causing 250,000 shares of the Company's of the Company's common stock (the "Shares"), which are restricted within the meaning of the federal securities laws to be delivered to Shareholder; and

WHEREAS, pursuant to the Asset Purchase Agreement, Shareholder has agreed to accept the Shares in exchange for the Purchased Assets; and

WHEREAS, pursuant to the Asset Purchase Agreement, the Shareholder has agreed to enter into this Agreement concerning the sale, disposition, hypothecation or any other transfer of interest in the Shares (a “Sale” and the conduct of a Sale, being to “Sell”) of the Shares as of the closing date of the Asset Purchase Agreement, all on the terms set forth below; and

WHEREAS, it is a condition of the Asset Purchase Agreement that the Shareholder execute this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(a)                Limitations on Sale. The Shareholder agrees that for a period of 540 days following the closing date set forth in the Asset Purchase Agreement (the “Lockup Period”) the undersigned will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any securities of the Company (each, a “Company Security”), beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Shareholder on the date hereof or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Security, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security (each of the foregoing, a “Prohibited Sale”). This Agreement shall expire and have no longer any effect on the last day of the Lock Up Period. Shareholder, at his discretion and subject to compliance with all applicable securities laws, may sell all Shares without any restrictions starting the next day after the end of Lock Up Period.

2.                  Notice. The Shareholder shall provide written notice to the Company immediately upon any transfer of the Shares covered in Section 2 above, and provide the Company with the date of such transfer and the number of Shares transferred together with a copy of this Agreement executed by such transferee.

3.                  Legend. An appropriate legend referencing this Agreement may be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Company’s transfer agent shall reflect such appropriate restrictions.

4.                  Waiver of Limitation. Notwithstanding anything to the contrary set forth herein, the Company may, commencing 12 months from the date of hereof, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock, provided that all shareholders who have acquired a Company security that is subject to this Agreement are treated equally; and provided further that any other investors who are subject to lock up provisions that are imposed by other agreements shall first be released of their outstanding restrictions for a period of at least 15 trading days prior to any waiver of conditions herein set forth shall be permitted.

5.                  Voting; Other Beneficial Rights. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to its beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

6.                  Adjustment of Number of Shares Upon Certain Transactions. The number of shares of Common Stock included in any monthly allotment that can be sold by the Shareholder shall be appropriately adjusted should the Company make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

7.                  Miscellaneous.

     (a)                Entire Agreement. This Agreement (including the recitals and exhibits hereto), the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein, are intended to embody the final, complete and exclusive agreement between the parties with respect to matters set forth herein and any related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

     (b)               Governing Law and Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law provisions thereof. Venue for any matter arising out of relating to this agreement shall be in the appropriate state or federal court within the state of California. Each party hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to any other party at its address set forth in Section 8(c) hereof, such service being hereby acknowledged by each party to be sufficient for personal jurisdiction in any action against each party in any such court and to be otherwise effective and binding service in every respect.

     (c)                Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, by courier or other express private mail service, telecopied, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when delivered personally or express private mail service, telecopied, or if mailed, when actually received as shown on the return receipt or other evidence of receipt. Notices shall be addressed to the parties as follows:

  if to Company, to:

NuGene International, Inc. at the address set forth in its SEC filings

Attention: Chief Executive Officer

  if to the Shareholder, then to the address set forth next to Shareholders name below.

     (d)               Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party hereto.

     (e)                Counterparts; Facsimile Signature. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or scanned signature and any such facsimile or scanned signature shall be deemed to be an original signature for all purposes hereof.

     (f)                Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     (g)               Gender; Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

     (h)               Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision or part thereof shall be stricken and of no force and effect. However, unless such stricken provision or part thereof goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

     (i)                 Cumulative Restrictions. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

     (j)                 Equitable Relief. The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by such Shareholder, that in addition to all other remedies that may be available in law or in equity to the Company, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company may suffer as a result of any breach or continuation thereof.

     (k)               Limitations on Transferees. Any transferee of any of the Common Stock of a Shareholder that is covered by this Agreement in a private sale or other transfer shall be subject to the conditions of this Agreement respecting the resale or further transfer of any Common Stock acquired from the Shareholder, and for all such purposes, a transferee or transferees shall be a “Shareholder” as defined herein who together and in the aggregate will be subject to the limitations on sale herein set forth.

     (l)                 Successors and Assigns. This Agreement shall be binding on the successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Lock-Up Agreement as of the day and year first above written.

COMPANY:

NuGene International, Inc.

By: _/s/ M. Ali Kharazmi ____

Name: __M. Ali Kharazmi__

Title: __Chief Executive Officer__

SHAREHOLDER:

Chris O’Brien

By: _/s/ Chris O’Brien

Name: _Chris O’Brien

Title: __Pharmacologist